Exhibit 10.8
AMENDMENT NUMBER 4
AMERICAN NATIONAL INSURANCE COMPANY NON-QUALIFIED
RETIREMENT PLAN
This Amendment Number 4 (“Amendment”) to the American National Insurance Company Non-Qualified Retirement Plan (the “Plan”) is made this 31st day of March, 2010 by American National Insurance Company (the “Employer”).
W I T N E S S E T H:
WHEREAS, the Employer maintains the Plan;
WHEREAS, the Board of Directors (the “Board”) of the Employer desires that for the purposes of calculating benefits the amounts of any remuneration in the form of Restricted Stock Units be excluded, and,
WHEREAS, the Plan may be amended by the Board of Directors of the Employer pursuant to Section 6.2 of the Plan, and
WHEREAS, the Board authorized this Amendment to the Plan at their meeting of February 25, 2010.
NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2010:
1.	Article 4.1 of the Plan is deleted in its entirety and replaced with the following revised Article 4.1:
“4.1 Normal Retirement Benefit
“The benefit to be paid pursuant to this Plan to a Participant who retires at his Normal Retirement Date shall be equal to:
“(a) the benefit which would have been payable at the Participant’s Normal Retirement Date under the Qualified Plan, based upon its terms as in effect at such Normal Retirement Date, with the following adjustments: (i) without regard to limitations applicable under Code Sections 401(a)(17) and 415, (ii) without taking into account any minimum benefit provision that existed as Section 5.1(b) of the Qualified Plan as effective on June 1, 1985, and as it may subsequently be amended, and (iii) including Special Service; less
“(b) the benefit which actually becomes payable under the terms of the Qualified Plan at the Participant’s Normal Retirement Date.
“The foregoing benefit shall be payable as of the Participant’s Normal Retirement Date, in accordance with Article V hereof as to form and duration of payment.
“In-service Retirement Benefits may be provided hereunder to the Chairman of the Board or Chief Operating Officer only, commencing at a date of his election (subsequent to his attainment of age 65). In that case, accrual of additional benefits on account of increase in average annual compensation or credited benefit service, after the commencement of the in-service benefits, shall also be calculated and credited monthly, and shall increase the total benefits paid thereafter.
“Additional benefits shall be provided hereunder when calculating benefits under Articles 4.1(a), 4.2(a), 4.3(a), or 4.4(a) for the Chairman of the Board or Chief Operating Officer only, by waiving the 35 year cap on credited benefit service continued in Section 5.1 of the Qualified Plan, (supplemental schedule 1). Up to 45 years maximum benefit service shall be granted.

“Provided, however, for purposes of calculating benefits to be paid pursuant to the Plan, the amounts of any remuneration in the form of:
“(i)	income resulting from grants of Restricted Stocks, Restricted Stock Units, or Stock Appreciation Rights on or after July 25, 2002 pursuant to the American National Insurance Company 1999 Stock and Incentive Plan, other than dividends paid on Restricted Stock prior to the vesting thereof; and
“(ii)	in-service payments under this Plan or any other tax-qualified or non-qualified employee benefit plan shall be excluded.”
Except as amended and modified by the Amendment, all other terms of the Plan shall remain unchanged.
IN WITNESS WHEREOF, the Amendment has been executed the day and year first above written.

AMERICAN NATIONAL INSURANCE COMPANY

G. Richard Ferdinandtsen
President, Chief Operating Officer